EXHIBIT 99.1

AutoNation
[GRAPHIC OMITTED][GRAPHIC OMITTED]
For Immediate Release                                     (954) 769-3146
                                                          cannonm@AutoNation.com



            AUTONATION APPOINTS EDWARD S. LAMPERT, WILLIAM C. CROWLEY
                       TO THE COMPANY'S BOARD OF DIRECTORS

     o    Both are Principals of ESL Investments, AutoNation's Largest
          Shareholder

     o    New Appointments Increase the Board's Size to 12 Members


         Fort Lauderdale, Fla. (January 29, 2002) --- AutoNation, Inc. (NYSE:
AN), America's largest retailer of new and used vehicles, announced that at its regularly scheduled meeting today the Board of Directors voted to appoint two new directors, Edward S. Lampert and William C. Crowley.

         The appointments, which are effective immediately, increase the size of AutoNation's Board of Directors to 12 members.

         ESL Investments, Inc., located in Greenwich, Conn., is AutoNation's largest single shareholder. ESL and its affiliates own approximately 24% of the Company's outstanding common shares. Lampert is ESL's Chairman, Chief Executive Officer and founder, and Crowley is its President and Chief Operating Officer. A 14-year-old investment firm, ESL has owned shares in AutoNation since January 2000.

         H. Wayne Huizenga, AutoNation's Chairman of the Board, said: "Having two investors and businessmen of Edward Lampert and William Crowley's caliber is a special opportunity for AutoNation. The Board is looking forward to working closely with them as we strive together to create further value for AutoNation's shareholders."

         Mike Jackson, AutoNation's Chief Executive Officer, added: "Edward Lampert and William Crowley's presence on the Board further aligns their interest in creating shareholder value for all shareholders."

         Lampert, 39, formed ESL Partners on April 11, 1988 and since then has managed the business and operations of ESL Investments and its various investment partnerships. Lampert is a 1984 summa cum laude graduate of Yale University with a bachelor's degree in economics. He began his career at Goldman Sachs in July 1984 and worked for the firm's risk arbitrage department from March 1985 until February 1988, when he left to form ESL Investments.

         Crowley, 44, became President and Chief Operating Officer of ESL Investments in January 1999 after serving for 13 years with Goldman Sachs, most recently as a Managing Director in the Merger and Acquisitions Department of Goldman Sachs. Crowley is a 1979 summa cum laude graduate of Yale University with a bachelor's degree in psychology. Following Yale, he attended Oxford University as a Rhodes Scholar, receiving a master's in philosophy, politics and economics in 1981. He also attended Yale Law School, receiving a juris doctorate in 1985.


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Page Two
AutoNation Board Appointments



ABOUT AUTONATION, INC.

         AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of new and used vehicles. A Fortune 100 company, AutoNation employs approximately 31,000 people and owns and operates 368 new vehicle franchises in 17 states. For additional information, please visit the corporate site section of www.autonation.com, where more than 100,000 vehicles are available for sale.


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